Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

March 24, 2026

BioCardia, Inc.
320 Soquel Way
Sunnyvale, California 94085

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BioCardia, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 430,225 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Amended and Restated 2016 Equity Incentive Plan, as amended (the “Restated Plan”). On the basis of the foregoing, and reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Restated Plan and pursuant to the agreements that accompany the Restated Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

AUSTIN BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE